Exhibit 99.1

FOR IMMEDIATE RELEASE
DECEMBER 15, 2009

Contact:	Jill McMillan, Director, Public & Industry Affairs Phone: (214) 721-9271 Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY TO SELL EAST TEXAS ASSETS
TO WASKOM GAS PROCESSING COMPANY

DALLAS, December 15, 2009 – The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), announced today that the Partnership has entered into an agreement to sell its gathering and treating assets in East Texas for $40 million to Waskom Gas Processing Company. Proceeds from the sale will be used to pay down the Partnership’s outstanding debt and for general corporate purposes. The sale is expected to close in January 2010 and is subject to customary closing conditions.

“Our East Texas assets are very complimentary to Waskom’s gas processing assets. This strategic synergy allowed us to sell our primarily fee-based East Texas assets at an attractive price. We are pleased that this sale allows us to further strengthen our balance sheet as we work to refinance our existing debt, with the goal of restoring distributions and dividends to our unitholders and shareholders,” said Barry E. Davis, Crosstex President and Chief Executive Officer.

“We remain focused on our core assets in the Barnett and Haynesville shales and our natural gas liquids business. We will continue to take advantage of low-cost, high-return growth projects in these areas,” added Davis.

Crosstex’s East Texas system consists of approximately 60 miles of intrastate natural gas gathering pipelines, two compressor stations and three processing refrigeration plants. The system’s throughput capacity is approximately 75,000 million British thermal units per day.

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Crosstex Energy to Sell East Texas to Waskom Gas Processing Company

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, 10 processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 33 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

About Waskom Gas Processing Company

Waskom Gas Processing Company is a Texas General Partnership. Waskom’s general partners are Centerpoint Energy Gas Processing Company, a wholly-owned subsidiary of CenterPoint Energy Field Services and CenterPoint Energy, Inc. (NYSE: CNP) and Prism Gas Systems I, L.P., the operator of WGPC, and a wholly-owned subsidiary of Martin Midstream Partners L.P. (NASDAQ: MMLP).

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the expected closing of the sale of the Partnership’s assets in East Texas and the effect of such sale on the Partnership’s future liquidity, leverage, business and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission and, with respect to the sale of the East Texas assets, risks related to the satisfaction of the various conditions to closing, including approval of the transaction by various third parties and regulatory authorities. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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